UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

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HILL INTERNATIONAL, INC.
(Name of Registrant as Specified In Its Charter)

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July 22, 2016

Dear Fellow Stockholder:

On August 11, 2016, Hill International, Inc. (“Hill” or the “Company”) will be holding its Annual Meeting of Stockholders in Philadelphia.  At the meeting, you and Hill’s other stockholders will be electing three members to the Company’s Board of Directors (the “Board”) and voting on various proposals.  Your vote in support of the three candidates recommended by Hill’s Board—Irv Richter, Steve Kramer and Gary Mazzucco—is absolutely critical to the continued success of our Company.

Once again this year, activist Bulldog Investors, LLC (“Bulldog”) has nominated an opposition slate of candidates and made several stockholder proposals in an attempt to seize control of YOUR Company.  What Bulldog intends to do with that control is anybody’s guess.  But their track record of success (or more accurately the lack thereof) at other companies does not bode well for Hill should their director nominees and proposals be approved.  Bulldog’s record demonstrates that they are not interested in what is best for ALL stockholders.  They are willing to risk the value we have built over four decades for the pursuit of risky short-term gains.  Hill is a people-based business and the value of our Company is based on the trust that has been built between our outstanding professionals and our clients over the past 40 years.  Bulldog’s pursuit of their hostile agenda risks damaging those relationships and thus the destruction of YOUR stockholder value.

Many of you may have read the recent letter, dated July 12, 2016, from Bulldog’s Phil Goldstein.  In that letter, Mr. Goldstein does much ranting and raving about what he misleadingly deems Hill’s “lackluster performance” in 2015, which was my first year as Hill’s CEO.  So let me first correct the record that Mr. Goldstein has tried so hard to muddy.

Strengthening Financial Performance

In 2015, Hill’s total revenue was up 12% to a record $720.6 million.  This was despite the huge decline in oil prices (half of our revenue came from the Middle East and North Africa last year), the collapse of the Brazilian economy (4% of our revenue last year was from Brazil, down from 6% the year before), and yet another year of a strengthening dollar (77% of our revenue last year came from outside the U.S.).  So let me repeat what your management team accomplished last year: 12% growth in revenue despite these macroeconomic challenges.  Most of our competitors didn’t grow as fast as we did last year.  Many of them didn’t grow at all: revenue at Jacobs (JEC) shrank by 5% last year, at Sterling Construction (STRL) it shrank by 7%, at CDI Corp. (CDI) it shrank by 12%, at Fluor (FLR) it shrank by 16% and at KBR (KBR) it shrank by 20%.  2015 was a very challenging year for the construction industry and yet I am very proud to say that Hill’s management team did an outstanding job of delivering strong revenue growth in a very difficult market environment.  In fact, Hill was recently named to a list of the fastest-growing firms in the U.S. construction industry for the 14th time over the past 15 years.  This kind of strong and consistent growth does not happen by accident.

But I can almost hear Mr. Goldstein complaining already, “Ah, but stockholders don’t care about revenue, we care about earnings!”  And so do I and so does the rest of Hill’s management team.  In 2015, we delivered net earnings of $6.9 million, or $0.14 per diluted share, a dramatic improvement from a net loss of ($6.1 million), or ($0.14) per diluted share, the prior year before I became CEO.  That was despite $8.7 million in extraordinary one-time expenses.  Adjusting for those one-time costs, Hill earned $15.1 million, or $0.29 per diluted share.  Do we believe this turnaround was a major accomplishment?  Yes, we do.  Are we satisfied to earn this level of profitability?  No, we are not.  That’s why we made overhead cost-cutting our top priority in 2015.  We eliminated more than $21 million in annualized overhead costs that contributed to the Company’s improved profitability last year and we expect will have an even bigger impact on profitability this year.  During the first quarter of 2016, in fact, our net earnings increased by 107% quarter-over-quarter.  So we are on the right track to continue delivering improved profitability in 2016.

That success has been reflected in Hill’s stock price, which since I became CEO about 18 months ago is up 14%, beating our peer group as well as the Russell 2000 and S&P SmallCap 600 indexes over that same period.  And we are expecting continued growth in stockholder value in the years ahead as we continue our focus on improved profitability.  As the Company’s second-largest stockholder, please be assured that stockholder value creation is my absolute top priority.

Corporate Governance Reform

While the Company is on the right track financially, we have also made a major effort over the past year to improve various aspects of our corporate governance.  This was done after significant engagement with our stockholders and listening and acting upon their concerns.  These changes included the following:

•                  Expanded our Board from seven to nine members and added two new independent directors—Craig Martin and Steve Curts;

•                  Appointed both new independent directors to the Board’s Audit and Compensation Committees and elected Mr. Curts as Chairman of our Compensation Committee;

•                  Created the position of Lead Independent Director and elected Brian Clymer to this position;

•                  Lowered the ownership threshold for calling a special meeting of stockholders from a majority to 25%;

•                  Established minimum director qualifications; and

•                  Adopted a shareholder engagement policy, provided for annual director education, established a Board confidentiality policy and revised our insider trading policy to prohibit pledging and hedging by insiders without Board approval.

Executive Compensation Reform

With the assistance of our two new independent directors, we also went through a complete overhaul of our executive compensation programs, policies and practices.  These changes included the following:

•                  Established higher standards for CEO and COO cash incentives, with bonuses now based entirely on EPS (vs. a combination of EPS and EBITDA previously), raised the threshold for receiving a bonus to 80% (from 50% previously) and established the target at a premium to the Company’s budgeted EPS (vs. the budgeted amount previously);

•                  Awarded stock options to the CEO and COO with exercise prices significantly higher than market price (vs. market-priced options previously);

•                  Capped all 2016 salary increases for executive officers at 3%;

•                  Added minimum ownership thresholds for directors and executive officers;

•                  Lowered total compensation for Board members by 33%, from $180,000 to $120,000 annually.

•                  Engaged an independent compensation consultant, Pay Governance, LLC; and

•                  Completely overhauled our Compensation Disclosure and Analysis to provide more clarity and transparency to the Board’s compensation philosophy and practices.

These and other changes have brought Hill into alignment with compensation practices at our peer group companies and other companies of Hill’s size and type.  All of this was not a one-time effort.  We will continue to take action to implement best practices in both corporate governance and executive compensation at our Company.

Bulldog’s Board Nominees are Not Qualified

In last year’s letter, I wrote to you and our other stockholders to set the record straight on Bulldog’s absolutely terrible record of adding value to the companies in which they gain control.  I specifically mentioned two companies that Mr. Goldstein had obtained board seats on: MVC Capital (MVC) and Emergent Capital, formerly known as Imperial Holdings (EMG).  As of last year, Bulldog’s record with these two companies was already abysmal.  Not surprisingly, their performance has gotten even worse.  MVC’s stock price has gone from $10.11 to $8.11 over the past year, a 20% drop.  EMG has done even worse, dropping from $6.00 to $3.64 per share from a year ago, a decline of 39%.  Investors in those two companies who believed Mr. Goldstein’s promises have witnessed value destruction, not creation, on a major scale.

Given their track record, Mr. Goldstein was wise in not nominating himself and his partner Andy Dakos to Hill’s Board again this year.  But, if you can believe it, Bulldog’s three current nominees to Hill’s Board have an even worse record:

David Sgro, who has zero corporate management experience, currently sits on the boards of two public companies, SAExploration (SAEX) and Pangaea Logistics (PANL), that should be case studies in poor corporate governance.  SAEX has plummeted from $10.32 per share to just $0.18, a collapse of 98%, since Sgro joined its board.  PANL hasn’t done much better: since Sgro became a director its stock has gone from $9.90 per share to $2.35, a 76% drop in shareholder value.

Charles Gillman runs a “family office” with undisclosed assets and undisclosed performance.  That job must provide him with a lot of free time, because Mr. Gillman has sat on lots and lots of boards.  He seems to be a serial “director-for-hire” who jumps on and off boards so frequently that it is hard to see how he brings any value to those companies.  Of the 11 boards he has sat on in the past 8 years, none of those companies was as large by revenue or market cap as Hill.  In fact, many of the boards he sat on were for unimpressive OTC Bulletin Board companies like Compumed (CMPD), with a market cap of only $2 million, Littlefield (LTFD), with a market cap of just $1 million, Aetrium (ATRM), with a market cap of $5 million, and Novation (NOVC), with a market cap of $4 million.  But NOVC’s stock may not even be worth that much, as the company just filed for Chapter 11 bankruptcy on July 20th.  And yes, Mr. Gillman still sits on its board.  He no longer sits on the board of Hooper Holmes (HH).  He quit that board after serving just 7 months.  Its stock is now 27% lower than when he joined its board.  Mr. Gillman is also currently a defendant in class-action litigation in the Delaware Chancery Court, alleging that he breached his fiduciary duties as a director of PMFG Inc. (PMFG) in approving the sale of that company for too cheap a price in a deal in which he is being accused of having a conflict of interest.

Paul Evans is currently unemployed after being fired in 2015 from his last position as Chief Financial Officer of MYR Group (MYRG) and he has never served on a public company board.

I would like to tell you much more about Mr. Evans than just the one sentence above but I cannot.  He and the two other Bulldog nominees have refused our requests for more information on their backgrounds and experience, despite the fact that Hill’s Bylaws require them to disclose such information so that we can provide it to you and our other stockholders.  Stockholders would be wise to question whether the information they are withholding is even worse than the terrible track records above.  And these were apparently the best candidates Bulldog was able to find.  Not very reassuring to Hill’s stockholders.  We believe, however, that you and your fellow stockholders deserve better, and I urge you to vote for the three outstanding nominees that our Board has recommended.

Bulldog Has No Real Plan

Last year, Bulldog put forward a stockholder proposal that would have recommended that our Board hire an investment banker to sell the company.  That proposal was rejected by the majority of our stockholders, we believe, because they correctly recognized that our Company is undervalued by the market but that we are on the right path to correct that and increase the value of our stock for the benefit of all of our stockholders.

Earlier this year, Bulldog notified us that they intended to put forward the exact same proposal again this year.  At the last minute, however, they withdrew that proposal because, we believe, they knew this was again going to be a losing proposition.  Bulldog has made no suggestions whatsoever for what we are doing wrong or what they would do right, other than generic non-statements like “reviewing corporate overhead” and “reviewing management effectiveness.”  They have, in fact, stated only one specific action they are going to take if they win this proxy fight, which is to replace me as CEO.  Who they would replace me with, what that individual would do differently than I would, what strategic plan the Company would pursue under his or her leadership, I don’t know.  And neither do you.

Conclusion

I recently read an excellent book called Dear Chairman by Jeff Gramm, a book about the rise of activist investing.  In its last chapter, the book explores the history of a company called BKF Capital Group (BKFG), where an activist campaign a decade ago resulted in “total value destruction” for that company’s stockholders.  The book, in fact, called BKF “the poster child for activism gone awry” and a “cautionary tale for failed activism.”

BKF was a company very similar to Hill, a people-based business where management’s experience and capabilities and the trust relationships they built with their clients were the primary driver of value.  But the activists never understood this.  Their campaign “backfired miserably” and turned BKF into a “catastrophic example of shareholder activism destroying huge amounts of value.”

“If activist investors had never meddled with BKF, there’s no doubt that shareholders would have fared better….  The great irony of BKF Capital is that the shareholders who pushed the company to reduce its compensation were highly paid hedge fund managers who should have known better.  They saw a quick path to increasing earnings by cutting employee compensation, but they ended up driving away the talent….  The whole thing was destroyed by activism.”

Who started the activist campaign against BKF that led to its demise?  You guessed it: Phil Goldstein and his Bulldog Partners.  Don’t let Hill International become the next BKF Capital Group.

Using the WHITE proxy card, please vote FOR all of the Board’s nominees—Irv Richter, Steve Kramer and Gary Mazzucco—and FOR both of the Board’s recommended proposals.  Please vote AGAINST Bulldog’s two proposals also on the WHITE proxy card.  If you received Bulldog’s GREEN proxy card, please dispose of it as you see fit.

Best regards,

David L. Richter
President and Chief Executive Officer
Hill International, Inc.